Exhibit 99.1

The Board of Directors

Edgewater Technology, Inc.

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 15, 2018, to the Board of Directors of Edgewater Technology, Inc. as Annex E to, and reference thereto under the headings “Summary—Opinion of Edgewater’s Financial Advisor,” “The Merger and the Arrangement—Background of the Transactions,” “The Merger and the Arrangement—Recommendations of Edgewater’s Board of Directors; Edgewater’s Reasons for the Merger,” “The Merger and the Arrangement—Edgewater and Alithya Unaudited Prospective Financial Information” and “The Merger and the Arrangement—Opinion of Edgewater’s Financial Advisor” in, the prospectus/proxy statement forming a part of this Registration Statement on Form F-4 (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

WILLIAM BLAIR & COMPANY, L.L.C.

By:	/s/ James Suprenant
James Suprenant Managing Director

September 12, 2018